NEWS RELEASE

Coeur Reports Fourth Quarter and Full Year 2017 Production and Sales Results
and Provides 2018 Production Guidance
Chicago, Illinois - January 8, 2018 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE: CDE) today announced record fourth quarter silver equivalent1 production of 11.7 million ounces, consisting of 4.5 million ounces of silver and 119,114 ounces of gold. Silver equivalent1 production increased 23% quarter-over-quarter and 17% year-over-year. Silver production increased 15% quarter-over-quarter and 17% year-over-year, while gold production increased 28% and 16%.
Full-year 2017 silver equivalent1 production, also the highest in Company history, totaled 39.4 million ounces, which was 9% higher compared to 2016. Full-year silver production was 16.4 million ounces, 11% higher than in 2016 and at the high-end of the Company's guidance of 15.3 - 16.6 million ounces. Full-year gold production was 383,444 ounces, 7% higher than in 2016 and in-line with Company guidance of 367,000 - 392,000 ounces. Production growth was driven primarily by the Palmarejo mine, where 2017 silver equivalent1 production increased 64% compared to 2016.
In 2018, Coeur expects to produce 36.6 - 40.0 million silver equivalent1 ounces, consisting of 12.8 - 14.4 million ounces of silver, 355,000 - 375,000 ounces of gold, and 23.0 - 28.0 million pounds of both zinc and lead.
Metal sales for the fourth quarter of 4.6 million ounces of silver and 123,675 ounces of gold, or 12.0 million silver equivalent1 ounces, were in-line with production. Full-year metal sales of 16.9 million ounces of silver and 410,715 ounces of gold, or 41.6 million silver equivalent1 ounces, reflects a reduction in inventory carried over from 2016.

Quarterly Production Results

Operations
Fourth quarter and full-year 2017 production and sales highlights for each of Coeur's operations are provided below.
Palmarejo, Mexico

	2017	4Q 2017	3Q 2017	2Q 2017	1Q 2017	2016	4Q 2016
Tons milled	1,498,421	389,524	413,086	335,428	360,383	1,078,888	287,569
Average silver grade (oz/t)	5.62	6.92	5.53	4.98	4.91	4.66	4.95
Average gold grade (oz/t)	0.09	0.10	0.08	0.08	0.09	0.08	0.09
Average recovery rate – Ag	86.0%	87.0%	83.6%	87.3%	86.5%	88.4%	89.1%
Average recovery rate – Au	90.0%	92.0%	83.1%	91.1%	93.7%	86.5%	90.4%
Ounces Produced
Silver (000's)	7,242	2,346	1,908	1,457	1,531	4,442	1,269
Gold	121,569	37.537	28,948	24,292	30,792	73,913	23,906
Silver equivalent[1] (000's)	14,536	4,600	3,644	2,914	3,378	8,877	2,703
Ounces Sold
Silver (000's)	7,586	2,343	1,794	1,484	1,965	3,993	937
Gold	131,743	38,953	26,554	25,191	41,045	59,081	15,558
Silver equivalent[1] (000's)	15,491	4,681	3,387	2,996	4,427	7,538	1,872
Silver equivalent[1] (average spot) (000's)	17,301	5,331	3,809	3,324	4,837	8,305	2,042

•
Fourth quarter silver equivalent[1] production increased 26% quarter-over-quarter and 70% year-over-year to 4.6 million ounces, while full-year 2017 silver equivalent[1] production of 14.5 million ounces was above the high-end of the Company's guidance range and represented an increase of 64% over 2016

•
Fourth quarter silver and gold grades rose approximately 25%, quarter-over-quarter, while full-year 2017 silver and gold grades increased 21% and 12%, respectively, compared to 2016 due to mining of higher-grade zones at Independencia. Grades are expected to decrease gradually during the first quarter of 2018 due to mine sequencing

•	Higher recovery rates during the fourth quarter resulted from normalization of mill inventory levels

•	Fourth quarter silver and gold sales were in-line with production, while full-year sales were higher than production due to a reduction in inventory carried over from the fourth quarter of 2016

•	Gold sales during the quarter and year included 13,740 and 52,124 ounces, respectively, sold to Franco-Nevada at a price of $800 per ounce

•	Full-year 2018 production is expected to be 6.5 - 7.1 million ounces of silver and 110,000 - 115,000 ounces of gold, or 13.1 - 14.0 million silver equivalent[1] ounces

Rochester, Nevada

	2017	4Q 2017	3Q 2017	2Q 2017	1Q 2017	2016	4Q 2016
Tons placed	16,440,270	4,171,451	4,262,011	4,493,100	3,513,708	19,555,998	3,878,487
Average silver grade (oz/t)	0.53	0.50	0.53	0.53	0.58	0.57	0.57
Average gold grade (oz/t)	0.003	0.003	0.004	0.003	0.002	0.003	0.002
Ounces Produced
Silver (000's)	4,714	1,361	1,070	1,156	1,127	4,564	1,277
Gold	51,051	18,995	10,955	10,745	10,356	50,751	14,231
Silver equivalent[1] (000's)	7,777	2,500	1,727	1,801	1,749	7,609	2,131
Ounces Sold
Silver (000's)	4,931	1,457	1,050	1,135	1,289	4,584	1,205
Gold	54,642	20,002	10,390	10,658	13,592	49,320	12,988
Silver equivalent[1] (000's)	8,210	2,658	1,674	1,774	2,104	7,543	1,984
Silver equivalent[1] (average spot) (000's)	8,961	2,969	1,839	1,913	2,240	8,183	2,128

•
Fourth quarter silver equivalent[1] production increased 45% quarter-over-quarter to 2.5 million ounces, with silver production increasing 27% to 1.4 million ounces and gold production rising 73% to 18,995 ounces. Higher production was driven by concurrent leaching of the Stage III and Stage IV pads as well as the timing of recoveries from the newly-expanded Stage IV leach pad. Gold production also benefited from the placement of higher gold grade ore during the third quarter and early fourth quarter

•	Full-year silver equivalent[1] production of 7.8 million ounces was relatively unchanged year-over-year due to the completion of construction and commissioning of the Stage IV leach pad

•	Full-year 2018 production is expected to be 4.2 - 4.7 million ounces of silver and 45,000 - 50,000 ounces of gold, or 6.9 - 7.7 million silver equivalent[1] ounces

Kensington, Alaska

	2017	4Q 2017	3Q 2017	2Q 2017	1Q 2017	2016	4Q 2016
Tons milled	668,727	167,631	172,038	163,163	165,895	620,209	163,410
Average gold grade (oz/t)	0.18	0.22	0.17	0.17	0.17	0.21	0.22
Average recovery rate	93.5%	92.8%	94.1%	93.2%	94.0%	94.7%	94.4%
Gold ounces produced	115,094	34,932	27,541	26,424	26,197	124,331	33,688
Gold ounces sold	125,982	35,634	29,173	29,031	32,144	121,688	28,864

•
Fourth quarter gold production increased 27% quarter-over-quarter to 34,932 ounces, Kensington's highest quarterly production since the fourth quarter of 2013. This was primarily the result of mining the higher-grade Raven zone, which drove average grades 29% higher to 0.22 oz/ton

•	Full-year production of 115,094 ounces was below the Company guidance range due to lower-than-expected grades throughout the first nine months of the year

•	Full-year gold sales were higher than production due to reductions in inventory throughout the year, particularly in the first quarter

•
During the fourth quarter, mining of development ore continued at Jualin, where production is expected to accelerate throughout 2018 as the Company dewaters the mine area to facilitate more efficient drilling, development, and mining activities

•	Raven is expected to remain a supplemental source of higher-grade material throughout the year

•	2018 gold production is expected to total 115,000 - 120,000 ounces

Wharf, South Dakota

	2017	4Q 2017	3Q 2017	2Q 2017	1Q 2017	2016	4Q 2016
Tons placed	4,560,441	1,124,785	1,150,308	993,167	1,292,181	4,268,105	1,178,803
Average gold grade (oz/t)	0.027	0.029	0.029	0.024	0.027	0.032	0.027
Ounces produced
Gold	95,372	27,292	25,849	21,358	20,873	109,175	30,675
Silver (000's)	64	16	15	13	20	105	32
Gold equivalent[1]	96,431	27,560	26,096	21,568	21,207	110,927	31,202
Ounces sold
Gold	98,237	28,975	23,855	21,314	24,093	108,042	29,698
Silver (000's)	74	16	14	11	33	95	30
Gold equivalent[1]	99,472	29,256	24,085	21,495	24,636	109,620	30,204

•	At Wharf, gold production in the fourth quarter increased 6% quarter-over-quarter to 27,292 ounces, attributable primarily to strong sustained crusher production and gold grades

•	For the full year, gold production decreased 13% to 95,372 ounces as a result of lower grades following completion of mining at the higher-grade Golden Reward deposit during the third quarter

•	Tons placed for the full year reached 4.6 million, up from 4.3 million in 2016 and 3.6 million in 2015

•	In 2018, the Company anticipates full-year production of 85,000 - 90,000 ounces of gold

San Bartolomé, Bolivia

	2017	4Q 2017	3Q 2017	2Q 2017	1Q 2017	2016	4Q 2016
Tons milled	1,509,708	342,103	365,554	417,784	384,267	1,666,787	368,131
Average silver grade (oz/t)	3.17	2.80	3.01	3.31	3.49	3.69	3.96
Average recovery rate	89.3%	84.8%	87.0%	92.8%	90.7%	88.8%	86.3%
Silver ounces produced (000's)	4,270	813	957	1,285	1,215	5,469	1,259
Silver ounces sold (000's)	4,241	744	951	1,398	1,148	5,411	1,218
Note: San Bartolomé also produced and sold 358 and 111 ounces of gold, respectively, during the fourth quarter

•
Lower fourth quarter and full-year silver production of 0.8 million and 4.3 million ounces, respectively, reflected persistent drought conditions in the Potosí region of Bolivia. In addition to restricting mill operations, water shortages have curtailed mining by third parties, from whom higher-grade ore is sourced

•
On December 22, 2017, Coeur announced plans to divest the San Bartolomé mine through the sale of its 100%-owned Bolivian subsidiary to Argentum Investments, AB. The Company’s 2018 production guidance of 0.6 million silver ounces reflects the anticipated closing of this transaction in the first quarter of 2018

•
Coeur will present San Bartolomé as discontinued operations when it reports fourth quarter and full-year 2017 financial results on February 7, 2018. The mine will be excluded from consolidated operating metrics and financial results, which reflect continuing operations, unless otherwise noted

2017 Production Results
Coeur's 2017 production results are shown below, along with its most recent production guidance as of October 25, 2017.

	Silver (K oz)		Gold (oz)		Silver Equivalent[1] (K oz)
	Guidance	Result	Guidance	Result	Guidance	Result
Palmarejo	6,500 - 7,000	7,242	110,000 - 120,000	121,569	13,100 - 14,200	14,536
Rochester	4,200 - 4,700	4,714	47,000 - 52,000	51,051	7,020 - 7,820	7,777
Kensington	—	—	120,000 - 125,000	115,094	7,200 - 7,500	6,906
Wharf	—	64	90,000 - 95,000	95,372	5,400 - 5,700	5,786
San Bartolomé	4,500 - 4,750	4,270	—	358	4,500 - 4,750	4,291
Endeavor	107	107	—	—	107	107
Total	15,307 - 16,557	16,397	367,000 - 392,000	383,444	37,327 - 40,077	39,403

2018 Production Guidance
The Company's full-year 2018 production guidance reflects the anticipated sale of San Bartolomé and the recommencement of production at Silvertip, both of which are expected to occur during the first quarter.

	Silver	Gold	Zinc	Lead	Silver Equivalent[1]
	(K oz)	(oz)	(K lbs)	(K lbs)	(K oz)
Palmarejo	6,500 - 7,100	110,000 - 115,000	—	—	13,100 - 14,000
Rochester	4,200 - 4,700	45,000 - 50,000	—	—	6,900 - 7,700
Kensington	—	115,000 - 120,000	—	—	6,900 - 7,200
Wharf	—	85,000 - 90,000	—	—	5,100 - 5,400
San Bartolomé	600	—	—	—	600
Silvertip	1,500 - 2,000	—	23,000 - 28,000	23,000 - 28,000	4,030 - 5,080
Total	12,800 - 14,400	355,000 - 375,000	23,000 - 28,000	23,000 - 28,000	36,630 - 39,980

Financial Results and Conference Call
Coeur will report its fourth quarter and full-year 2017 financial results on February 7, 2018 after the New York Stock Exchange closes for trading. There will be a conference call on February 8, 2018 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through February 22, 2018.

Replay numbers:        (877) 344-7529 (U.S.)

(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 15 644

About Coeur
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with six mines in the Americas employing approximately 2,300 people. Coeur’s wholly-owned operations include the Palmarejo silver-gold complex in Mexico, the Silvertip silver-zinc-lead mine in British Columbia, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the San Bartolomé silver mine in Bolivia. In addition, the Company owns the La Preciosa project in Mexico, a silver-gold exploration stage project. Coeur conducts exploration activities in North America.

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, grades, mining efficiencies, development efforts and operations at Kensington, the anticipated sale of the San Bartolomé mine, and timing for recommencement of production at Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the sale of the San Bartolomé mine is not completed on a timely basis or at all, the risk that recommencement of production at Silvertip will be delayed, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur's Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

Notes

1.
Silver and gold equivalence assumes a 60:1 silver-to-gold ratio, except where noted as average spot prices. Please see the table below for average applicable spot prices and corresponding ratios. Silver and zinc equivalence assumes a 0.06:1 silver-to-zinc ratio. Silver and lead equivalence assumes a 0.05:1 silver-to-lead ratio.

Average Spot Prices

	2017	4Q 2017	3Q 2017	2Q 2017	1Q 2017	2016	4Q 2016
Average Silver Spot Price Per Ounce	$17.05	$16.73	$16.84	$17.21	$17.42	$17.14	$17.19
Average Gold Spot Price Per Ounce	$1,257	$1,275	$1,278	$1,257	$1,219	$1,251	$1,222
Average Silver to Gold Spot Equivalence	74:1	76:1	76:1	73:1	70:1	73:1	71:1

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Courtney Lynn, Vice President, Investor Relations and Treasurer
Phone: (312) 489-5800
www.coeur.com